As filed with the Securities and Exchange Commission on May 1, 2024
Securities Act Registration No. 033-24962
Investment Company Act Registration No. 811-05186
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO. 194 (X)
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 203 (X)
Check appropriate box or boxes
ADVANCED SERIES TRUST
Exact name of registrant as specified in charter
655 Broad Street
Newark, New Jersey 07102
Address of Principal Executive Offices including Zip Code
1-800-225-1852
Registrant’s Telephone Number, Including Area Code
Andrew R. French
655 Broad Street
Newark, New Jersey 07102
Name and Address of Agent for Service
It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note
This Post-Effective Amendment No. 194 to the Advanced Series Trust (the Trust) Registration Statement on Form N-1A (File No. 033-24962) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the Securities Act), solely to include Exhibit (j)(2) to Item 28 to this Registration Statement.
Accordingly, this Post-Effective Amendment No. 194 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 194 to the Trust’s Registration Statement on Form N-1A hereby incorporates Part A and Part B from the Trust’s Registration Statement on Form N-1A filed on April 18, 2024 (SEC Accession No. 0001683863-24-002695). This Amendment does not modify any other part of the Registration Statement. As permitted by Rule 462(d), this Post-Effective Amendment No. 194 shall become effective upon filing with the SEC.
This Post-Effective Amendment No. 194 relates solely to the following series of the Registrant:
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AST Academic Strategies Asset Allocation Portfolio
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AST Advanced Strategies Portfolio
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AST Balanced Asset Allocation Portfolio
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AST Bond Portfolio 2024
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AST Bond Portfolio 2025
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AST Bond Portfolio 2026
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AST Bond Portfolio 2027
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AST Bond Portfolio 2028
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AST Bond Portfolio 2029
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AST Bond Portfolio 2030
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AST Bond Portfolio 2031
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AST Bond Portfolio 2032
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AST Bond Portfolio 2033
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AST Bond Portfolio 2034
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AST Bond Portfolio 2035
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AST Capital Growth Asset Allocation Portfolio
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AST ClearBridge Dividend Growth Portfolio
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AST Cohen & Steers Realty Portfolio
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AST Core Fixed Income Portfolio
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AST Emerging Markets Equity Portfolio
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AST Global Bond Portfolio
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AST Government Money Market Portfolio
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AST High Yield Portfolio
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AST International Equity Portfolio
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AST Investment Grade Bond Portfolio
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AST J.P. Morgan Global Thematic Portfolio
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AST J.P. Morgan Tactical Preservation Portfolio
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AST Large-Cap Core Portfolio
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AST Large-Cap Growth Portfolio
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AST Large-Cap Value Portfolio
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AST MFS Global Equity Portfolio
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AST Mid-Cap Growth Portfolio
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AST Mid-Cap Value Portfolio
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AST Multi-Sector Fixed Income Portfolio
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AST Preservation Asset Allocation Portfolio
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AST Prudential Growth Allocation Portfolio
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AST Quantitative Modeling Portfolio
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AST Small-Cap Growth Portfolio
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AST Small-Cap Value Portfolio

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AST T. Rowe Price Asset Allocation Portfolio
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AST T. Rowe Price Growth Opportunities Portfolio
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AST T. Rowe Price Natural Resources Portfolio

PART C
OTHER INFORMATION
Item 28. Exhibits.
(a)(1) Second Amended and Restated Declaration of Trust of Registrant. Filed as an exhibit to Post-Effective Amendment No. 57 to Registrant’s Registration Statement for Form N-1A (File Nos. 33-24962 and 811-5186) (the “Registration Statement”), which Amendment was filed via EDGAR on February 27, 2006, and is incorporated herein by reference.
(a)(1)(a) Amendment to Declaration of Trust of Registrant. Filed as an exhibit to Post-Effective Amendment No. 62 to Registration Statement, which Amendment was filed via EDGAR on April 26, 2007, and is incorporated herein by reference.
(b) By-laws of Registrant. Filed as an exhibit to Post-Effective Amendment No. 50 to Registration Statement, which Amendment was filed via EDGAR on February 18, 2005, and is incorporated herein by reference.
(c) None
(d)(1) Investment Management Agreement among the Registrant, American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.) and Prudential Investments LLC (now known as PGIM Investments LLC) for the various portfolios of the Registrant. Filed as an exhibit to Post-Effective Amendment No. 49 to Registration Statement, which Amendment was filed via EDGAR on April 30, 2004, and is incorporated herein by reference.
(d)(1)(a) Amendment to Investment Management Agreement, among the Registrant, PGIM Investments LLC and AST Investment Services Inc., dated March 13, 2023. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(1)(b) Contractual investment management fee waivers and/or contractual expense caps for selected AST portfolios. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(1)(c) Contractual investment management fee waivers and/or contractual expense caps for the AST Cohen & Steers Realty Portfolio and the AST J.P. Morgan Tactical Preservation Portfolio. Filed as an exhibit to the Registration Statement on Form N-14, which was filed via EDGAR on October 21, 2022, and is incorporated herein by reference.
(d)(1)(d) Contractual investment management fee waivers and/or contractual expense caps for the AST Balanced Asset Allocation Portfolio and the AST Capital Growth Asset Allocation Portfolio. Filed as an exhibit to the Registration Statement on Form N-14, which was filed via EDGAR on November 1, 2022, and is incorporated herein by reference.
(d)(1)(e) Contractual investment management fee waivers and/or contractual expense caps for the AST T. Rowe Price Growth Opportunities Portfolio. Filed as an exhibit to the Registration Statement on Form N-14, which was filed via EDGAR on November 2, 2022, and is incorporated herein by reference.
(d)(1)(f) Contractual investment management fee waivers and/or contractual expense caps for AST J.P. Morgan Global Thematic Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(1)(g) Contractual investment management fee waivers and/or contractual expense caps for AST Mid-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.

(d)(1)(h) Contractual investment management fee waivers and/or contractual expense caps for AST International Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(1)(i) Contractual investment management fee waiver and/or contractual expense caps for AST Multi-Sector Fixed Income Portfolio, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(d)(1)(j) Contractual investment management fee waivers and/or contractual expense caps for AST Emerging Markets Equity Portfolio, AST High Yield Portfolio, AST J.P. Morgan Global Thematic Portfolio, AST Large-Cap Core Portfolio, AST Preservation Asset Allocation Portfolio and AST T. Rowe Price Natural Resources Portfolio, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(d)(1)(k) Contractual investment management fee waiver and/or contractual expense caps for AST Advanced Strategies Portfolio, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(d)(1)(l) Contractual investment management fee waivers and/or contractual expense caps for selected AST portfolios. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(d)(2) Investment Management Agreement among the Registrant and Prudential Investments LLC (now known as PGIM Investments LLC). Filed as an exhibit to Post-Effective Amendment No. 116 to Registration Statement, which Amendment was filed via EDGAR on April 18, 2013, and is incorporated herein by reference.
(d)(2)(a) Amendment to Investment Management Agreement, among the Registrant and PGIM Investments LLC, dated December 11, 2023, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(d)(2)(b) Contractual investment management fee waivers and/or contractual expense caps for selected AST portfolios. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(2)(c) Contractual investment management fee waiver and/or contractual expense cap for the AST Bond Portfolio 2034. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(2)(d) Contractual investment management fee waiver and/or contractual expense cap for the AST Bond Portfolio 2035, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(d)(2)(e) Contractual investment management fee waivers and/or contractual expense caps for AST Global Bond Portfolio. Filed as an exhibit to the Registration Statement on Form N-14, which was filed via EDGA on November 17, 2022, and is incorporated herein by reference.
(d)(2)(f) Contractual investment management fee waivers and/or contractual expense caps for selected AST portfolios. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(d)(3) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and Prudential Investment Management, Inc. (now known as PGIM, Inc.) for the AST Government Money Market Portfolio (formerly, AST Money Market Portfolio). Filed as an exhibit to Post-Effective Amendment No. 58 to Registration Statement, which Amendment was filed via EDGAR on April 28, 2006, and is incorporated herein by reference.

(d)(4) Subadvisory Agreement among PGIM Investments LLC, AST Investment Services, Inc., PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2023. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(5) Subadvisory Agreement among PGIM Investments LLC, AST Investment Services, Inc., PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2024. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(6) Subadvisory Agreement among PGIM Investments LLC, AST Investment Services, Inc., PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2025. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(7) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2026. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(8) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2027. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(9) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2028. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(10) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2029. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(11) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2030. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(12) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2031. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(13) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Investment Grade Bond Portfolio. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(14) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2032. Filed as an exhibit to Post-Effective Amendment No. 181 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(d)(15) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2033. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(16) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2034. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.

(d)(17) Subadvisory Agreement among PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Bond Portfolio 2035, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(d)(18) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and T. Rowe Price Associates, Inc. for the AST T. Rowe Price Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 49 to Registration Statement, which Amendment was filed via EDGAR on April 30, 2004, and is incorporated herein by reference.
(d)(18)(a) Amendment to Subadvisory Agreement among PGIM Investments LLC, AST Investment Services, Inc., T. Rowe Price Associates, Inc., T. Rowe Price International, Ltd. and T. Rowe Price Australia Limited for AST T. Rowe Price Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(d)(19) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and T. Rowe Price Associates, Inc. for the AST T. Rowe Price Natural Resources Portfolio. Filed as an exhibit to Post-Effective Amendment No. 49 to Registration Statement, which Amendment was filed via EDGAR on April 30, 2004, and is incorporated herein by reference.
(d)(19)(a) Amendment to Subadvisory Agreement among AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.), PGIM Investments LLC (formerly, Prudential Investments LLC) and T. Rowe Price Associates, Inc. for the AST T. Rowe Price Natural Resources Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(20) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and Hotchkis and Wiley Capital Management LLC for the AST Large-Cap Value Portfolio (formerly, the AST Hotchkis & Wiley Large-Cap Value Portfolio). Filed as an exhibit to Post-Effective Amendment No. 49 to Registration Statement, which Amendment was filed via EDGAR on April 30, 2004, and is incorporated herein by reference.
(d)(20)(a) Amendment to Subadvisory Agreement among AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.), PGIM Investments LLC (formerly, Prudential Investments LLC) and Hotchkis and Wiley Capital Management LLC for the AST Large-Cap Value Portfolio (formerly, AST Hotchkis & Wiley Large-Cap Value Portfolio). Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(21) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Massachusetts Financial Services Company for the AST Large-Cap Value Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(22) Subadvisory Agreement among AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.), PGIM Investments LLC and T. Rowe Price Associates, Inc. for the AST Large-Cap Value Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(23) Subadvisory Agreement among AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.), PGIM Investments LLC and Wellington Management Company LLP for the AST Large-Cap Value Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.

(d)(24) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and Cohen & Steers Capital Management, Inc. for the AST Cohen & Steers Realty Portfolio. Filed as an exhibit to Post-Effective Amendment No. 49 to Registration Statement, which Amendment was filed via EDGAR on April 30, 2004, and is incorporated herein by reference.
(d)(24)(a) Amendment to the Subadvisory Agreement among AST Investment Services, Inc., Prudential Investments LLC (now known as PGIM Investments LLC) and Cohen & Steers Capital Management, Inc. for the AST Cohen & Steers Realty Portfolio. Filed as an exhibit to Post-Effective Amendment No. 151 to Registration Statement, which Amendment was filed via EDGAR on April 13, 2017, and is incorporated herein by reference.
(d)(25) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and UBS Asset Management (Americas) Inc. for the AST Small-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 142 to Registration Statement, which Amendment was filed via EDGAR on April 15, 2016, and is incorporated herein by reference.
(d)(26) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and Massachusetts Financial Services Company for the AST MFS Global Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 49 to Registration Statement, which Amendment was filed via EDGAR on April 30, 2004, and is incorporated herein by reference.
(d)(27) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Massachusetts Financial Services Company for the AST Mid-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 166 to Registration Statement, which Amendment was filed via EDGAR on April 16, 2019, and is incorporated herein by reference.
(d)(28) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and J.P. Morgan Investment Management, Inc. for the AST Small-Cap Value Portfolio. Filed as an exhibit to Post-Effective Amendment No. 50 to Registration Statement, which Amendment was filed via EDGAR on February 18, 2005, and is incorporated herein by reference.
(d)(29) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and LSV Asset Management for the AST Advanced Strategies Portfolio. Filed as an exhibit to Post-Effective Amendment No. 57 to Registration Statement, which Amendment was filed via EDGAR on February 27, 2006, and is incorporated herein by reference.
(d)(29)(a) Amendment to Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and LSV Asset Management for the AST Advanced Strategies Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(30) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and J.P. Morgan Investment Management Inc. for the AST Advanced Strategies Portfolio, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(d)(31) Subadvisory Agreement among AST Investment Services Inc., PGIM Investments LLC, Jennison Associates, LLC, PGIM Inc. and PGIM Quantitative Solutions LLC for the AST Advanced Strategies Portfolio, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.

(d)(32) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and each of QMA LLC (now known as PGIM Quantitative Solutions LLC), Jennison Associates LLC, and PGIM, Inc. for the AST Balanced Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(33) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Massachusetts Financial Services Company for the AST Balanced Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(34) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Wellington Management Company LLP for the AST Balanced Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(35) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and J.P. Morgan Investment Management, Inc. for the AST Balanced Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(36) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and each of QMA LLC (now known as PGIM Quantitative Solutions LLC), Jennison Associates LLC, and PGIM, Inc. for the AST Capital Growth Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(37) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Massachusetts Financial Services Company for the AST Capital Growth Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(38) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Wellington Management Company LLP for the AST Capital Growth Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(39) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and J.P. Morgan Investment Management, Inc. for the AST Capital Growth Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(40) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and each of QMA LLC (now known as PGIM Quantitative Solutions LLC), Jennison Associates LLC, and PGIM, Inc. for the AST Preservation Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(41) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Massachusetts Financial Services Company for the AST Preservation Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(42) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Wellington Management Company LLP for the AST Preservation Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.

(d)(43) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and J.P. Morgan Investment Management, Inc. for the AST Preservation Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(44) Subadvisory Agreement among AST Investment Services, Inc., Prudential Investments LLC (now known as PGIM Investments LLC) and J.P. Morgan Investment Management, Inc. for the AST J.P. Morgan Tactical Preservation Portfolio (formerly, AST J.P. Morgan Strategic Opportunities Portfolio). Filed as an exhibit to Post-Effective Amendment No. 81 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2010, and is incorporated herein by reference.
(d)(44)(a) Amendment to Subadvisory Agreement dated February 22, 2021, among AST Investment Services, Inc., PGIM Investments LLC and J.P. Morgan Investment Management, Inc. for the AST J.P. Morgan Tactical Preservation Portfolio (formerly, AST J.P. Morgan Strategic Opportunities Portfolio). Filed as an exhibit to Post-Effective Amendment No. 182 to the Registration Statement, which Amendment was filed via EDGAR on April 15, 2021, and is incorporated herein by reference.
(d)(45) Subadvisory Agreement among American Skandia Investment Services, Incorporated (now known as AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC) and T. Rowe Price Associates, Inc., for the AST Large-Cap Growth Portfolio (formerly, AST T. Rowe Price Large-Cap Growth Portfolio). Filed as an exhibit to Post-Effective Amendment No. 62 to Registration Statement, which Amendment was filed via EDGAR on April 26, 2007, and is incorporated herein by reference.
(d)(45)(a) Amendment to Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and T. Rowe Price Associates, Inc., for the AST Large-Cap Growth Portfolio, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(d)(46) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Western Asset Management Company Limited for the AST Core Fixed Income Portfolio (formerly, AST Western Asset Core Plus Bond Portfolio). Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(d)(47) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Western Asset Management Company, LLC for the AST Core Fixed Income Portfolio (formerly, AST Western Asset Core Plus Bond Portfolio). Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(d)(48) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and each of PGIM, Inc., Jennison Associates LLC and QMA LLC (now known as PGIM Quantitative Solutions LLC) for the AST Academic Strategies Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(49) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and Massachusetts Financial Services Company for the AST Academic Strategies Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(50) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and Wellington Management Company LLP for the AST Academic Strategies Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.

(d)(51) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and J.P. Morgan Investment Management Inc. for the AST Academic Strategies Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(d)(52) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and Emerald Mutual Fund Advisers Trust for the AST Small-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 162 to Registration Statement, which Amendment was filed via EDGAR on December 11, 2018, and is incorporated herein by reference.
(d)(53) Subadvisory Agreement among AST Investment Services, Inc., Prudential Investments LLC (now known as PGIM Investments LLC), and Jennison Associates LLC, for the AST International Growth Portfolio (now known as AST International Equity Portfolio). Filed as an exhibit to Post-Effective Amendment No. 99 to Registration Statement, which Amendment was filed via EDGAR on April 17, 2012, and is incorporated herein by reference.
(d)(54) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and PGIM Quantitative Solutions LLC, for the AST International Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(55) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and J.P. Morgan Investment Management Inc., for the AST International Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(56) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and LSV Asset Management, for the AST International Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(57) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and Massachusetts Financial Services Company, for the AST International Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(58) Subadvisory Agreement among AST Investment Services, Inc., Prudential Investments LLC (now known as PGIM Investments LLC), and J.P. Morgan Investment Management, Inc. for the AST J.P. Morgan Global Thematic Portfolio. Filed as an Exhibit to Post-Effective Amendment No. 103 to Registration Statement, which Amendment was filed via EDGAR on July 25, 2012, as is incorporated herein by reference.
(d)(58)(a) Amendment to Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and J.P. Morgan Investment Management, Inc. for the AST J.P. Morgan Global Thematic Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(59) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and ClearBridge Investments, LLC for the AST ClearBridge Dividend Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(d)(60) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc., PGIM, Inc. and PGIM Limited for AST Multi-Sector Fixed Income Portfolio. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.

(d)(61) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and each of Jennison Associates LLC, QMA LLC (now known as PGIM Quantitative Solutions LLC) and PGIM, Inc. for the AST Prudential Growth Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 182 to the Registration Statement, which Amendment was filed via EDGAR on April 15, 2021, and is incorporated herein by reference.
(d)(62) Subadvisory Agreement among AST Investment Services, Inc., Prudential Investments LLC (now known as PGIM Investments LLC) and Quantitative Management Associates LLC (now known as PGIM Quantitative Solutions LLC) for the AST QMA Large-Cap Portfolio (now known as AST Large-Cap Core Portfolio). Filed as an exhibit to Post-Effective Amendment No. 116 to Registration Statement, which Amendment was filed via EDGAR on April 18, 2013, and is incorporated herein by reference.
(d)(63) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc. and J.P. Morgan Investment Management Inc. for the AST Large-Cap Core Portfolio. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(64) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc. and Massachusetts Financial Services Company for the AST Large-Cap Core Portfolio. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(65) Amended and Restated Subadvisory Agreement among AST Investment Services, Inc., Prudential Investments LLC (now known as PGIM Investments LLC) and T. Rowe Price Associates, Inc., T. Rowe Price International Ltd., T. Rowe Price International Ltd, Tokyo (now known as T. Rowe Price Japan, Inc.) and T. Rowe Price Hong Kong Limited for the AST T. Rowe Price Growth Opportunities Portfolio. Filed as an exhibit to Post-Effective Amendment No. 149 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2016, and is incorporated herein by reference.
(d)(66) Subadvisory Agreement between Prudential Investments LLC (now known as PGIM Investments LLC) and Wellington Management Company LLP for the AST Wellington Management Global Bond Portfolio (now known as AST Global Bond Portfolio). Filed as an exhibit to Post-Effective Amendment No. 136 to Registration Statement, which Amendment was filed via EDGAR on July 7, 2015, and is incorporated herein by reference.
(d)(66)(a) Amendment to Subadvisory Agreement between PGIM Investments LLC and Wellington Management Company LLP for the AST Wellington Management Global Bond Portfolio (now known as the AST Global Bond Portfolio). Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(d)(67) Subadvisory Agreement between PGIM Investments LLC and AllianceBernstein L.P. for the AST Global Bond Portfolio. Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(d)(68) Subadvisory Agreement between PGIM Investments LLC and Goldman Sachs Asset Management, L.P. for the AST Global Bond Portfolio. Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(d)(68)(a) Intercompany Investment Management Agreement (Sub-Subadvisory Agreement) between Goldman Sachs Asset Management, L.P. and Goldman Sachs Asset Management International for the AST Global Bond Portfolio. Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.

(d)(69) Sub-subadvisory Agreement dated November 23, 2015, between Prudential Investment Management, Inc. (now known as PGIM, Inc.) and Pramerica Investment Management Limited (now known as PGIM Limited) for the AST Prudential Growth Allocation Portfolio, AST Advanced Strategies Portfolio, and AST High Yield Portfolio. Filed as an exhibit to Post-Effective Amendment No. 140 to Registration Statement, which Amendment was filed via EDGAR on December 21, 2015, and is incorporated herein by reference.
(d)(70) Subadvisory Agreement between Prudential Investments LLC (now known as PGIM Investments LLC), AST Investment Services, Inc. and J.P. Morgan Investments Management Inc. for the AST High Yield Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(d)(71) Subadvisory Agreement between Prudential Investments LLC (now known as PGIM Investments LLC), AST Investment Services Inc., and Morgan Stanley Investment Management Inc. for the AST Academic Strategies Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 151 to Registration Statement, which Amendment was filed via EDGAR on April 13, 2017, and is incorporated herein by reference.
(d)(72) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc. and AQR Capital Management, LLC for the AST Emerging Markets Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(73) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc. and J.P. Morgan Investment Management Inc. for the AST Emerging Markets Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(d)(74) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc. and Martin Currie Inc. for the AST Emerging Markets Equity Portfolio. Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(d)(75) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc. and Massachusetts Financial Services Company for the AST Mid-Cap Value Portfolio (formerly, AST Neuberger Berman/LSV Mid-Cap Value Portfolio). Filed as an exhibit to Post-Effective Amendment No. 182 to the Registration Statement, which Amendment was filed via EDGAR on April 15, 2021, and is incorporated herein by reference.
(d)(76) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc. and Victory Capital Management Inc., for the AST Mid-Cap Value Portfolio (formerly, AST Neuberger Berman/LSV Mid-Cap Value Portfolio). Filed as an exhibit to Post-Effective Amendment No. 182 to the Registration Statement, which Amendment was filed via EDGAR on April 15, 2021, and is incorporated herein by reference.
(d)(77) Subadvisory Agreement between PGIM Investments LLC, AST Investment Services, Inc. and Wellington Management Company LLP for the AST Mid-Cap Value Portfolio (formerly, AST Neuberger Berman/LSV Mid-Cap Value Portfolio). Filed as an exhibit to Post-Effective Amendment No. 182 to the Registration Statement, which Amendment was filed via EDGAR on April 15, 2021, and is incorporated herein by reference.
(d)(78) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Hotchkis and Wiley Capital Management LLC for the AST Small-Cap Value Portfolio. Filed as an exhibit to Form N-14 which was filed via EDGAR on March 11, 2022, and is incorporated herein by reference.
(d)(79) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Boston Partners Global Investors, Inc. for the AST Small-Cap Value Portfolio. Filed as an exhibit to Form N-14 which was filed via EDGAR on March 11, 2022, and is incorporated herein by reference.

(d)(80) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Goldman Sachs Asset Management, L.P. for the AST Small-Cap Value Portfolio. Filed as an exhibit to Form N-14 which was filed via EDGAR on March 11, 2022, and is incorporated herein by reference.
(d)(81) Subadvisory Agreement between AST Investment Services, Inc., PGIM Investments LLC, Jennison Associates LLC, PGIM Quantitative Solutions LLC, and PGIM Limited for the AST Quantitative Modeling Portfolio. Filed as an exhibit to Post-Effective Amendment No. 185 to the Registration Statement, which Amendment was filed via EDGAR on April 14, 2022, and is incorporated herein by reference.
(d)(82) Subadvisory Agreement between PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Target Maturity Central Portfolio. Filed as an exhibit to Amendment No. 188 to the Registration Statement, which Amendment was filed via EDGAR on April 25, 2022, and is incorporated herein by reference.
(d)(83) Subadvisory Agreement between PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST PGIM Fixed Income Central Portfolio. Filed as an exhibit to Amendment No. 189 to the Registration Statement, which Amendment was filed via EDGAR on June 27, 2022, and is incorporated herein by reference.
(d)(84) Subadvisory Agreement between PGIM Investments LLC and T. Rowe Price Associates for the AST T. Rowe Price Fixed Income Central Portfolio. Filed as an exhibit to Amendment No. 191 to the Registration Statement, which Amendment was filed via EDGAR on October 26, 2022, and is incorporated herein by reference.
(d)(85) Subadvisory Agreement between PGIM Investments LLC and J.P. Morgan Investment Management Inc. for the AST J.P. Morgan Fixed Income Central Portfolio. Filed as an exhibit to Amendment No. 192 to the Registration Statement, which amendment was filed via EDGAR on November 29, 2022, and is incorporated herein by reference.
(d)(86) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Massachusetts Financial Services Company for the AST Small-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(87) Subadvisory Agreement among AST Investment Services, Inc. PGIM Investments LLC) and Victory Capital Management Inc. for the AST Small-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(88) Subadvisory Agreement among AST Investment Services, Inc. PGIM Investments LLC) and Driehaus Capital Management LLC for the AST Small-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(89) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, PGIM, Inc. and PGIM Limited for the AST Core Fixed Income Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(90) Subadvisory Agreement among AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.), PGIM Investments LLC and Wellington Management Company LLP for the AST Core Fixed Income Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(91) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and Massachusetts Financial Services Company for the AST Large-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.

(d)(92) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC, and ClearBridge Investments, LLC for the AST Large-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(93) Subadvisory Agreement among AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.), PGIM Investments LLC, and Jennison Associates LLC for the AST Large-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(94) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust, for the AST Mid-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(95) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and TimesSquare Capital Management, LLC for the AST Mid-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(96) Subadvisory Agreement among AST Investment Services, Inc., PGIM Investments LLC and J.P. Morgan Investment Management Inc. for the AST Mid-Cap Growth Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(d)(97) Subadvisory Agreement among AST Investment Services, Inc. PGIM Investments LLC and Systematica Investments LP for the AST Academic Strategies Asset Allocation Portfolio. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(e)(1) Sales Agreement between Registrant and American Skandia Life Assurance Corporation. Filed as an Exhibit to Post-Effective Amendment No. 25 to Registration Statement, which Amendment was filed via EDGAR on March 2, 1998, and is incorporated herein by reference.
(e)(2) Sales Agreement between Registrant and Kemper Investors Life Insurance Company. Filed as an Exhibit to Post-Effective Amendment No. 20 to Registration Statement, which Amendment was filed via EDGAR on December 24, 1996, and is incorporated herein by reference.
(e)(3) Distribution Agreement for the shares of each Portfolio of the Registrant, between Prudential Annuities Distributors, Inc. and the Registrant, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(f) None.
(g)(1) Custodian Agreement dated July 1, 2005 between the Registrant and PFPC Trust Company. Filed as an Exhibit to Post-Effective Amendment No. 58 to Registration Statement, which Amendment was filed via EDGAR on April 28, 2006, and is incorporated herein by reference.
(g)(2) Custody Agreement between the Registrant and The Bank of New York dated November 7, 2002, as amended, incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of Dryden Municipal Bond Fund (now known as Prudential Investment Portfolios 4) filed via EDGAR on June 29, 2005 (File No. 33-10649).
(g)(2)(a) Amendment to the Custody Agreement between the Registrant and The Bank of New York Mellon, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.

(g)(3) Fund Administration and Accounting Agreement dated February 3, 2006, among the Registrant and The Bank of New York Mellon (as assigned from BNY Mellon Investment Servicing (US) Inc. f/k/a PFPC Inc.). Incorporated by reference to Exhibit (g)(6) to Post-Effective Amendment No. 89 to the Registration Statement on Form N-1A for Prudential Investment Portfolios, Inc. 14, filed via Edgar on April 27, 2022 (File No. 002-82976).
(g)(3)(a) Amendment dated December 11, 2023, to the Fund Administration and Accounting Services Agreement, dated February 3, 2006, among the Registrant and The Bank of New York Mellon (as assigned from BNY Mellon Investment Servicing (US) Inc. f/k/a PFPC Inc.), which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(h)(1) Amended and Restated Transfer Agency and Service Agreement between the Registrant and Prudential Mutual Fund Services, Inc., dated May 29, 2007. Incorporated by reference to the Dryden Municipal Bond Fund (now Prudential Investment Portfolios 4) Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A filed via EDGAR on June 29, 2007 (File No. 33-10649).
(h)(1)(a) Amendment dated February 5, 2024, to the Amended and Restated Transfer Agency and Service Agreement dated May 29, 2007. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(h)(1)(b) Amendment to the Amended and Restated Transfer Agency and Service Agreement dated May 29, 2007, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(h)(2) Service Agreement between American Skandia Investment Services, Incorporated and Kemper Investors Life Insurance Company. Filed as an Exhibit to Post-Effective Amendment No. 21 to Registration Statement, which Amendment was filed via EDGAR on February 28, 1997, and is incorporated herein by reference.
(h)(3) Amended and Restated Participation Agreement dated June 8, 2005, among Pruco Life Insurance Company of New Jersey, American Skandia Trust (now Advanced Series Trust), American Skandia Investment Services, Incorporated (now AST Investment Services, Inc.)., Prudential Investments LLC (now known as PGIM Investments LLC), American Skandia Marketing, Inc. (now Prudential Annuities Distributors, Inc.), and Prudential Investment Management Services LLC. Filed as an Exhibit to the Registration Statement on Form N-14, which was filed via EDGAR on July 12, 2005, and is incorporated herein by reference.
(h)(3)(a) Amendment dated February 25, 2013, to the Amended and Restated Participation Agreement dated June 8, 2005, among Pruco Life Insurance Company of New Jersey, Advanced Series Trust, AST Investment Services, Inc., Prudential Investments LLC (now known as PGIM Investments LLC), Prudential Annuities Distributors, Inc., and Prudential Investment Management Services LLC. Filed as an exhibit to Post-Effective Amendment No. 116 to Registration Statement, which Amendment was filed via EDGAR on April 18, 2013, and is incorporated herein by reference.
(h)(4) Amended and Restated Participation Agreement dated June 8, 2005, among Pruco Life Insurance Company, American Skandia Trust (now Advanced Series Trust), American Skandia Investment Services, Incorporated (now AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC), American Skandia Marketing, Inc. (now Prudential Annuities Distributors, Inc.), and Prudential Investment Management Services LLC. Filed as an Exhibit to the Registration Statement on Form N-14, which was filed via EDGAR on July 12, 2005, and is incorporated herein by reference.
(h)(4)(a) Amendment dated February 25, 2013, to the Amended and Restated Participation Agreement dated June 8, 2005, among Pruco Life Insurance Company, Advanced Series Trust, AST Investment Services, Inc., Prudential Investments LLC (now known as PGIM Investments LLC), Prudential Annuities Distributors, Inc., and Prudential Investment Management Services LLC. Filed as an exhibit to Post-Effective Amendment No. 116 to Registration Statement, which Amendment was filed via EDGAR on April 18, 2013, and is incorporated herein by reference.

(h)(5) Participation Agreement among Pramerica of Bermuda Insurance Company, American Skandia Trust (now Advanced Series Trust), American Skandia Investment Services, Inc. (now AST Investment Services, Inc.), Prudential Investments LLC (now known as PGIM Investments LLC), American Skandia Marketing, Inc. (now Prudential Annuities Distributors, Inc.), and Prudential Investment Management Services LLC. Filed as an exhibit to Post-Effective Amendment No. 74 to Registration Statement, which Amendment was filed via EDGAR on April 23, 2009, and is incorporated herein by reference.
(h)(6) Fund of Funds Investment Agreement dated January 19, 2022, made among Prudential Investment Portfolios 3, Prudential Investment, Portfolios 16, Advanced Series Trust, and The Prudential Series Fund, on behalf of each of their respective series listed in Schedule A thereto, and SPDR Series Trust, SPDR Index Shares Funds and SSGA Active Trust, each on behalf of their respective series listed on Schedule B thereto. Incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A for Prudential Investment Portfolios 16 filed via EDGAR on February 15, 2022 (File No. 333-60561).
(h)(7) Fund of Funds Investment Agreement dated January 19, 2022, made among Advanced Series Trust and The Prudential Series Fund, on behalf of their respective series listed on Schedule A thereto, and The Select Sector SPDR Trust, on behalf of each of its series listed on Schedule B thereto. Incorporated by reference to Post-Effective Amendment No. 92 to Prudential Series Fund filed April 13, 2022.
(h)(7)(a) First Amendment to Fund of Funds Investment Agreement dated May 16, 2022, is made among Advanced Series Trust, The Prudential Series Fund, Prudential Investment Portfolios 3 and Prudential Investment Portfolios 16 on behalf of their respective series listed on Schedule A thereto, and The Select Sector SPDR Trust, on behalf of each of its series listed on Schedule B thereto. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(h)(8) Fund of Funds Investment Agreement dated as of January 19, 2022, made among Advanced Series Trust and The Prudential Series Fund, on behalf of their series listed on Schedule A thereto, and SPDR S&P 500 ETF Trust and SPDR Dow Jones Industrial Average ETF Trust. Incorporated by reference to Post-Effective Amendment No. 93 to The Prudential Series Fund filed April 19, 2023.
(h)(9) Fund of Funds Investment Agreement dated January 19, 2022, made among Prudential Investment Portfolios 3, Prudential Investment, Portfolios 16, and Advanced Series Trust, on behalf of each of their respective series listed in Schedule A thereto, and BlackRock ETF Trust, BlackRock RTF Trust II, iShares Trust, iShares, Inc., and iShares U.S. ETF Trust, each on behalf of their respective series listed on Schedule B thereto. Incorporated by reference to Exhibit (h)(6) to Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A for Prudential Investment Portfolios 16 filed via EDGAR on February 15, 2022 (File No. 333-60561).
(h)(10) Fund of Funds Investment Agreement dated January 19, 2022, made among Advanced Series Trust, on behalf of its respective series listed on Schedule A thereto, and the Vanguard investment trusts listed on Schedule A thereto, on behalf of each of their series listed on Schedule A thereto. Filed as an exhibit to Post-Effective Amendment No. 185 to the Registration Statement, which Amendment was filed via EDGAR on April 14, 2022, and is incorporated herein by reference.
(h)(11) Fund of Funds Investment Agreement dated November 28, 2023, made among Advanced Series Trust, on behalf of each of its series listed on Schedule A thereto, and the PIMCO Funds, on behalf of its series listed on Schedule B thereto, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(h)(12) Fund of Funds Investment Agreement dated November 30, 2023, made among Advanced Series Trust, on behalf of its series listed on Schedule A thereto, and the AQR Funds, on behalf of their series listed on Schedule A thereto, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.

(h)(13) Fund of Funds Investment Agreement dated November 29, 2023, made among Advanced Series Trust, on behalf of each of its series listed on Schedule A thereto, and the Virtus Funds, on behalf of each of its series listed on Schedule A thereto, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(h)(14) Fund of Funds Investment Agreement dated November 30, 2023, made among Advanced Series Trust, on behalf of each of its series listed on Schedule A thereto, and Victory Portfolios II, on behalf of its series listed on Schedule A thereto, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(h)(15) Fund of Funds Investment Agreement dated December 13, 2023, made among Advanced Series Trust, on behalf of each of its series listed on Schedule A thereto, and the Calamos Investment Trust, on behalf of its series listed on Schedule A thereto, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(h)(16) Fund of Funds Investment Agreement dated January 19, 2022, made among Prudential Investment Portfolios 3, Prudential Investment, Portfolios 16, and Advanced Series Trust, on behalf of each of their respective series listed in Schedule A thereto, and the Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust, each on behalf of their respective series listed on Schedule B thereto. Incorporated by reference to Exhibit (h)(7) to Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A for Prudential Investment Portfolios 16 filed via EDGAR on February 15, 2022 (File No. 333-60561).
(h)(17) Fund of Funds Investment Agreement dated June 9, 2022, made among each Acquiring Fund set forth in Schedule A thereto and advised by PGIM Investments LLC and each Acquired Fund set forth on Schedule A thereto and advised by the PHYL Advisors Preferred Trust. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(h)(18) Fund of Funds Investment Agreement dated December 4, 2023, made among Advanced Series Trust on behalf of each of its series listed on Schedule A thereto, and the JPMorgan Trust I, on behalf of its series listed on Schedule A thereto, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(i)(1) Opinion of Counsel for the Registrant. Filed as an Exhibit to Post-Effective Amendment No. 52 to the Registration Statement, which Amendment was filed via EDGAR on April 29, 2005, and is incorporated herein by reference.
(i)(2) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 95 to the Registration Statement, which Amendment was filed via EDGAR on March 23, 2012, and is incorporated herein by reference.
(i)(3) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 103 to the Registration Statement, which Amendment was filed via EDGAR on July 25, 2012, and is incorporated herein by reference.
(i)(4) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 107 to Registration Statement, which was filed via EDGAR on November 13, 2012, and is incorporated herein by reference.
(i)(5) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 113 to Registration Statement, which was filed via EDGAR on February 6, 2013, and is incorporated herein by reference.

(i)(6) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 118 to Registration Statement, which Amendment was filed via EDGAR on December 30, 2013, and is incorporated herein by reference.
(i)(7) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 123 to Registration Statement, which Amendment was filed via EDGAR on April 17, 2014, and is incorporated herein by reference.
(i)(8) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 128 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2014, and is incorporated herein by reference.
(i)(9) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 136 to Registration Statement, which Amendment was filed via EDGAR on July 7, 2015, and is incorporated herein by reference.
(i)(10) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 140 to Registration Statement, which Amendment was filed via EDGAR on December 21, 2015, and is incorporated herein by reference.
(i)(11) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 149 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2016, and is incorporated herein by reference.
(i)(12) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 162 to Registration Statement, which Amendment was filed via EDGAR on December 11, 2018, and is incorporated herein by reference.
(i)(13) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 163 to Registration Statement, which Amendment was filed via EDGAR on December 20, 2018, and is incorporated herein by reference.
(i)(14) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 170 to Registration Statement, which Amendment was filed via EDGAR on July 19, 2019, and is incorporated herein by reference.
(i)(15) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 174 to Registration Statement, which Amendment was filed via EDGAR on October 16, 2019, and is incorporated herein by reference.
(i)(16) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 176 to Registration Statement, which Amendment was filed via EDGAR on December 17, 2019, and is incorporated herein by reference.
(i)(17) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(i)(18) Consent of Counsel for the Registrant. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(i)(19) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on March 11, 2022, and is incorporated herein by reference.
(i)(20) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on March 11, 2022, and is incorporated herein by reference.

(i)(21) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on March 16, 2022, and is incorporated herein by reference.
(i)(22) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on March 16, 2022, and is incorporated herein by reference.
(i)(23) Consent of Counsel for Registrant. Filed as an exhibit to Amendment No. 188 to the Registration Statement, which Amendment was filed via EDGAR on April 25, 2022, and is incorporated herein by reference.
(i)(24) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on May 6, 2022, and is incorporated herein by reference.
(i)(25) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on May 6, 2022, and is incorporated herein by reference.
(i)(26) Consent of Counsel for Registrant. Filed as an exhibit to Post-Effective Amendment No. 189 to the Registration Statement, which Amendment was filed via EDGAR on June 24, 2022, and is incorporated herein by reference.
(i)(27) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on August 26, 2022, and is incorporated herein by reference.
(i)(28) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on August 26, 2022, and is incorporated herein by reference.
(i)(29) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on October 21, 2022, and is incorporated herein by reference.
(i)(30) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on October 21, 2022, and is incorporated herein by reference.
(i)(31) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on October 21, 2022, and is incorporated herein by reference.
(i)(32) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on October 21, 2022, and is incorporated herein by reference.
(i)(33) Consent of Counsel for Registrant. Filed as an exhibit to Amendment No. 191 to the Registration Statement, which Amendment was filed via EDGAR on October 26, 2022, and is incorporated herein by reference.
(i)(34) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 1, 2022, and is incorporated herein by reference.
(i)(35) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 1, 2022, and is incorporated herein by reference.
(i)(36) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 2, 2022, and is incorporated herein by reference.
(i)(37) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 2, 2022, and is incorporated herein by reference.
(i)(38) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 3, 2022, and is incorporated herein by reference.

(i)(39) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 3, 2022, and is incorporated herein by reference.
(i)(40) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 7, 2022, and is incorporated herein by reference.
(i)(41) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 7, 2022, and is incorporated herein by reference.
(i)(42) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 17, 2022, and is incorporated herein by reference.
(i)(43) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 17, 2022, and is incorporated herein by reference.
(i)(44) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 21, 2022, and is incorporated herein by reference.
(i)(45) Consent of Counsel for Registrant. Filed as an exhibit to Form N-14 which was filed via EDGAR on November 21, 2022, and is incorporated herein by reference.
(i)(46) Consent of Counsel for Registrant. Filed as an exhibit to Amendment No. 192 to Registration Statement, which Amendment was filed via EDGAR on November 29, 2022, and is incorporated herein by reference.
(i)(47) Consent of Counsel for Registrant. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(i)(48) Consent of Counsel for Registrant. Filed as an exhibit to Post- Effective Amendment No. 190 to Registration Statement, which Amendment was filed via Edgar on December 18, 2023, and is incorporated herein by reference.
(j)(1) Consent of Independent Registered Public Accounting Firm. Filed as an exhibit to Post-Effective Amendment No. 202 to the Registration Statement, which Amendment was filed via EDGAR on May 1, 2024, and is incorporated herein by reference.
(j)(2) Consent of Independent Registered Public Accounting Firm. Filed herewith.
(k) None.
(l) Certificate re: initial $100,000 capital. Filed as an Exhibit to Post-Effective Amendment No. 25 to Registration Statement, which Amendment was filed via EDGAR on March 2, 1998, and is incorporated herein by reference.
(m)(1) Shareholder Services and Distribution Plan. Filed as an exhibit to Post- Effective Amendment No. 190 to Registration Statement, which Amendment was filed via Edgar on December 18, 2023, and is incorporated herein by reference.
(m)(2) Shareholder Services and Distribution Fee (12b-1 Fee) contractual waiver for the following Portfolios of the Registrant: AST Bond Portfolio 2023, AST Bond Portfolio 2024, AST Bond Portfolio 2025, AST Bond Portfolio 2026, and AST Investment Grade Bond Portfolio. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(m)(3) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2027. Filed as an exhibit to Post-Effective Amendment No. 140 to Registration Statement, which Amendment was filed via EDGAR on December 21, 2015, and is incorporated herein by reference.

(m)(4) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2028. Filed as an exhibit to Post-Effective Amendment No. 149 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2016, and is incorporated herein by reference.
(m)(5) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2029. Filed as an exhibit to Post-Effective Amendment No. 154 to Registration Statement, which Amendment was filed via EDGAR on December 8, 2017, and is incorporated herein by reference.
(m)(6) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2030. Filed as an exhibit to Post-Effective Amendment No. 163 to Registration Statement, which Amendment was filed via EDGAR on December 20, 2018, and is incorporated herein by reference.
(m)(7) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2031. Filed as an exhibit to Post-Effective Amendment No. 176 to Registration Statement, which Amendment was filed via EDGAR on December 17, 2019, and is incorporated herein by reference.
(m)(8) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2032. Filed as an exhibit to Post-Effective Amendment No. 181 to Registration Statement, which Amendment was filed via EDGAR on December 15, 2020, and is incorporated herein by reference.
(m)(9) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2033. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(m)(10) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2034. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(m)(11) Shareholder Services and Distribution (12b-1) Fee contractual waiver for the AST Bond Portfolio 2035. Filed as an exhibit to Post-Effective Amendment No. 190 to Registration Statement, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(n) None.
(o) None.
(p)(1) Code of Ethics of Registrant. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(p)(2) Code of Ethics, Information Barrier Standards, Personal Securities Trading Standards and Global Insider Trading Policy of PGIM Investments LLC and AST Investment Services, Inc. dated January 2024. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(p)(3) Investment Adviser Code of Ethics, Information Barrier Standards, Personal Securities Trading Standards and Global Insider Trading Policy of PGIM Fixed Income and PGIM Real Estate, each, a business unit of PGIM, Inc. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(p)(4) Code of Ethics, Making the Right Choices, Information Barrier Standards and Personal Securities Trading Standards of PGIM Quantitative Solutions LLC. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.

(p)(5) Code of Ethics and Personal Trading Policy and Procedures of Jennison Associates LLC dated December 2023. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(p)(6) Code of Ethics of Cohen & Steers Capital Management, Inc. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(p)(7) Code of Ethics of Goldman Sachs Asset Management, L.P. Incorporated by reference to Post-Effective Amendment No. 93 to the Registration Statement on Form N-1A for The Prudential Series Fund, filed via EDGAR on April 19, 2023.
(p)(8) Code of Ethics of Hotchkis and Wiley Capital Management LLC. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(p)(9) Code of Ethics of J. P. Morgan Investment Management, Inc. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(p)(10) Code of Ethics of Massachusetts Financial Services Company. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(p)(11) Code of Ethics of T. Rowe Price Associates, Inc. and its subsidiaries. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(p)(12) Code of Ethics of LSV Asset Management. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(p)(13) Code of Ethics of ClearBridge Advisors, LLC. Filed as an exhibit to Post-Effective Amendment No. 154 to Registration Statement, which Amendment was filed via EDGAR on December 8, 2017, and is incorporated herein by reference.
(p)(14) Code of Ethics of Western Asset Management Company, LLC and Western Asset Management Company Limited. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(p)(15) Code of Ethics of Emerald Advisers Inc. and Emerald Mutual Fund Advisers Trust. Filed as an exhibit to Post-Effective Amendment No. 38 to the Registration Statement of The Target Portfolio Trust on Form N-1A (File No. 33-50476) filed via EDGAR on February 23, 2012.
(p)(16) Code of Ethics of AQR Capital Management, LLC. Filed as an exhibit to Post-Effective Amendment No. 174 to Registration Statement, which Amendment was filed via EDGAR on October 16, 2019, and is incorporated herein by reference.
(p)(17) Code of Ethics of Wellington Management Company LLP. Filed as an exhibit to Post-Effective Amendment No. 184 to the Registration Statement, which Amendment was filed via EDGAR on December 15, 2021, and is incorporated herein by reference.
(p)(18) Code of Ethics of Victory Capital Management, Inc. dated July 1, 2023. Filed as an exhibit to Post-Effective Amendment No. 190 to Registration Statement, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.

(p)(19) Code of Ethics of AllianceBernstein L.P. dated January 2023. Filed as an exhibit to Post-Effective Amendment No. 190 to Registration Statement, which Amendment was filed via EDGAR on December 18, 2023, and is incorporated herein by reference.
(p)(20) Code of Ethics of Morgan Stanley Investment Management, Inc. Filed as an exhibit to Post-Effective Amendment No. 178 to the Registration Statement, which Amendment was filed via EDGAR on April 16, 2020, and is incorporated herein by reference.
(p)(21) Code of Ethics of UBS Asset Management (Americas) Inc. Filed as an exhibit to Post-Effective Amendment No. 149 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2016, and is incorporated herein by reference.
(p)(22) Code of Ethics of Boston Partners Global Investors Inc. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(p)(23) Code of Ethics for Delaware Investment Fund Advisers. Filed as an exhibit to Post-Effective Amendment No. 193 to the Registration Statement, which Amendment was filed via EDGAR on April 18, 2024, and is incorporated herein by reference.
(p)(24) Code of Ethics for TimesSquare Capital Management, LLC. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(p)(25) Code of Ethics for Systematica Investments. Filed as an exhibit to Post-Effective Amendment No. 187 to Registration Statement, which Amendment was filed via EDGAR on December 19, 2022, and is incorporated herein by reference.
(p)(26) Code of Ethics for Driehaus Capital Management LLC. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
(p)(27) Code of Ethics for Martin Currie Inc. Filed as an exhibit to Post-Effective Amendment No. 188 to Registration Statement, which Amendment was filed via EDGAR on April 19, 2023, and is incorporated herein by reference.
Item 29. Persons Controlled by or under Common Control with the Registrant.
Registrant does not control any person within the meaning of the Investment Company Act of 1940. See Registrant’s Statement of Additional Information under “Management and Advisory Arrangements” and “Other Information.”
Item 30. Indemnification.
Section 5.2 of the Registrant’s Second Amended and Restated Declaration of Trust provides as follows:
The Trust shall indemnify each of its Trustees, Trustee Emeritus, officers, employees, and agents (including persons who serve at its request as directors, officers, employees, agents or trustees of another organization in which it has any interest as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a trustee, trustee emeritus, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to be liable to the Trust or its Shareholders by reason of having acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided, however, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless approved as in the best interests of the Trust, after notice that it involves such indemnification, by at least a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter) upon a determination, based upon a review of readily available facts, that (i) such person acted in good faith in the reasonable belief that his or her action was in the best interests of the Trust and (ii) is not liable to the Trust or the Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duties; or the trust shall have received a written opinion from independent legal counsel approved by the Trustees to the effect that (x) if the matter of good faith and reasonable belief as to the best interests of the Trust, had been adjudicated, it would have been adjudicated in favor of such person, and (y) based upon a review of readily available facts such trustee, officer, employee or agent did not engage in willful misfeasance, gross negligence or reckless disregard of duty. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or in Section 5.1 or to which he may be otherwise entitled except out of the property of the Trust, and no Shareholder shall be personally liable to any Person with respect to any claim for indemnity or reimbursement or otherwise.
The Trustees may make advance payments in connection with indemnification under this Section 5.2, provided that the indemnified person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification and, provided further, that the Trust shall have obtained protection, satisfactory in the sole judgment of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), against losses arising out of such advance payments or such Trustees, or independent legal counsel, in a written opinion, shall have determined, based upon a review of readily available facts that there is reason to believe that such person will be found to be entitled to such indemnification.
With respect to liability of the Investment Manager to Registrant or to shareholders of Registrant’s Portfolios under the Investment Management Agreements, reference is made to Section 13 or 14 of each Investment Management Agreement filed herewith or incorporated by reference herein.
With respect to the Subadvisers indemnification of the Investment Manager and its affiliated and controlling persons, and the Investment Manager’s indemnification of each Subadviser and its affiliated and controlling persons, reference is made to Section 14 of each Subadvisory Agreement filed herewith or incorporated by reference herein.  Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant or expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 31. Business and other Connections of the Investment Adviser.
AST Investment Services, Incorporated (“ASTI”), One Corporate Drive, Shelton, Connecticut 06484, and PGIM Investments LLC (“PGIM Investments”), 655 Broad Street, Newark, New Jersey 07102, serve as the co-investment managers to the Registrant. Information as to the business and other connections of the officers and directors of ASTI is included in ASTI’s Form ADV (File No. 801-40532), including the amendments to such Form ADV filed with the Commission, and is incorporated herein by reference. Information as to the business and other connections of the officers and directors of PGIM Investments is included in PGIM Investments’ Form ADV (File No. 801-3110), including the amendments to such Form ADV filed with the Commission, and is incorporated herein by reference.

Item 32. Principal Underwriters.
(a) Prudential Annuities Distributors, Inc. (PAD), One Corporate Drive, Shelton, Connecticut 06484 serves as the principal underwriter and distributor for shares of each Portfolio of Advanced Series Trust.  PAD is a registered broker-dealer and member of the Financial Industry Regulatory Authority (FINRA). The shares of each Portfolio of Advanced Series Trust are currently offered only to insurance company separate accounts as an investment option for variable annuity and variable life insurance contracts.
(b) The following table sets forth certain information regarding the directors and officers of PAD.
Name and Principal Business Address	Positions and Offices with Underwriter
Aismara J. Casanova 213 Washington Street Newark, New Jersey 07102	President and Director
Anju Nanda One Corporate Drive Shelton, Connecticut 06484	Chairman, Chief Executive Officer and Director
Robert Doyle 655 Broad Street Newark, New Jersey 07102	Senior Vice President and Director
Dianne D. Bogoian One Corporate Drive Shelton, Connecticut 06484	Senior Vice President and Director
Elizabeth Guerrera One Corporate Drive Shelton, Connecticut 06484	Vice President and Director
Kevin M. Brayton 280 Trumbull Street Hartford, Connecticut 06103	Senior Vice President and Director
Patricia L. O’Shea 213 Washington Street Newark, New Jersey 07102	Chief Operating Officer
Douglas S. Morrin 751 Broad Street Newark, New Jersey 07102	Chief Legal Officer and Secretary
Kevin Chaillet 751 Broad Street Newark, New Jersey 07102	Treasurer
Robert P. Smit 751 Broad Street Newark, New Jersey 07102	Chief Financial Officer and Controller
Shane T. McGrath 280 Trumbull Street Hartford, Connecticut 06103	Vice President and Chief Compliance Officer
Kelly Florio 751 Broad Street Newark, New Jersey 07102	Anti-Money Laundering Officer
Michael A. Pignatella 280 Trumbull Street Hartford, Connecticut 06103	Vice President and Assistant Secretary
Jessica Conley 2101 Welsh Road Dresher, Pennsylvania 19025	Vice President

Item 33. Location of Accounts and Records.
All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the Rules thereunder are maintained at the offices of The Bank of New York Mellon Corp. (BNY), 240 Greenwich Street, New York, New York 10286, PGIM, Inc., 655 Broad Street, Newark, New Jersey 07102, the Registrant, 655 Broad Street, Newark, New Jersey 07102, and Prudential Mutual Fund Services LLC (PMFS), 655 Broad Street, Newark, New Jersey 07102.
Documents required by Rules 31a-1(b) (4), (5), (6), (7), (9), (10) and (11) and 31a-1 (d) and (f) will be kept at 655 Broad Street, Newark, New Jersey 07102, and the remaining accounts, books and other documents required by such other pertinent provisions of Section 31(a) and the Rules promulgated thereunder will be kept by BNY and PMFS.
Item 34. Management Services.
Other than as set forth under the caption “How the Trust is Managed ” in the Prospectus and the caption “Management and Advisory Arrangements” in the SAI, constituting Parts A and B, respectively, of this Post-Effective Amendment to the Registration Statement, Registrant is not a party to any management-related service contract.
Item 35. Undertakings.
Not applicable.

SIGNATURES
Pursuant to the requirements of the Investment Company Act, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Newark, and State of New Jersey, on the May 1, 2024.
ADVANCED SERIES TRUST

Timothy S. Cronin*

Timothy S. Cronin, President
/s/ Melissa Gonzalez

Melissa Gonzalez
Attorney-in-Fact
May 1, 2024

POWER OF ATTORNEY
The undersigned, Susan Davenport Austin, Sherry S. Barrat, Jessica M. Bibliowicz, Kay Ryan Booth, Stephen M. Chipman, Timothy S. Cronin, Robert F. Gunia, Thomas M. O’Brien, Christian J. Kelly and Elyse McLaughlin, as directors/trustees and/or officers of each of the registered investment companies listed in Appendix A hereto hereby authorize Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Patrick McGuinness, Debra Rubano, Devan Fogle and George Hoyt or any of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-1A, filed for such registered investment company or any amendment thereto (including any pre-effective or post-effective amendments) and any and all supplements or other instruments in connection therewith, including Form N-PX, Forms 3, 4 and 5 for or on behalf of each registered investment company listed in Appendix A or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Susan Davenport Austin Susan Davenport Austin
/s/ Sherry S. Barrat Sherry S. Barrat
/s/ Jessica M. Bibliowicz Jessica M. Bibliowicz
/s/ Kay Ryan Booth Kay Ryan Booth
/s/ Stephen M. Chipman Stephen M. Chipman
/s/ Timothy S. Cronin Timothy S. Cronin
/s/ Robert F. Gunia Robert F. Gunia
/s/ Thomas M. O’Brien Thomas M. O’Brien
/s/ Christian J. Kelly Christian J. Kelly
/s/ Elyse McLaughlin Elyse McLaughlin

Dated: March 15, 2024

Appendix A
Advanced Series Trust
The Prudential Series Fund
Prudential’s Gibraltar Fund, Inc.

Advanced Series Trust
Exhibit Index
Item 28 Exhibit No.	Description

(j)(2)	Consent of Independent Registered Public Accounting Firm.